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                                                                   EXHIBIT 10(b)




                               MERCK & CO., INC.

                           BASE SALARY DEFERRAL PLAN


                         (AS ADOPTED OCTOBER 22, 1996;
                          EFFECTIVE JANUARY 1, 1997)












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                  MERCK & CO., INC. BASE SALARY DEFERRAL PLAN


1.   ELIGIBILITY

The employees eligible to defer base salary under the Merck & Co., Inc. Base Salary Deferral Plan (the "Plan") are those employees of Merck & Co., Inc., and its subsidiaries (the "Company") whose positions are in Grade 1 and/or are subject to Section 16 of the Securities Exchange Act of 1934.

2.   PARTICIPATION

An eligible employee may become a participant in the Plan (a "Participant") by filing a timely written deferral election with the Company. Any deferrals shall be made under and in conformance with the Merck & Co., Inc. Deferral Program which is incorporated herein.

3.   DEFERRAL ELECTION

(a)  ANNUAL BASE SALARY

     A Participant may elect to defer an aggregate amount of annual base salary determined as of January 1 of the calendar year in which such deferral will occur, exclusive of any bonus or any other compensation or allowance paid or payable by the Company or its affiliates (the "Annual Base Salary"). The maximum amount which a Participant may defer in any calendar year under this Plan shall be the lesser of (1) fifty percent (50%) of the Participant's Annual Base Salary or (2) the Participant's Annual Base Salary in excess of the amount determined under Section 401(a)(17) of the Internal Revenue Code. The minimum amount a Participant may elect to defer is five percent (5%) of Annual Base Salary.

(b)  EFFECTIVE DATE OF ELECTION

     A Participant's election to defer a portion of Annual Base Salary shall be made pursuant to procedures established by the Company and shall be made prior to the commencement of any pay period to which such election applies. A Participant's election of investment measures and distribution schedule shall apply to all base salary deferrals for the applicable calendar year and shall be irrevocable during that calendar year. The election to defer a portion of Annual Base Salary is revocable; however, any modification of a Participant's election to defer a portion of Annual Base Salary shall be effective only with respect to pay periods which begin after the date such direction is received by the Company or payment dates which occur later in time.

4.   ADMINISTRATION

The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee"). The Committee may establish such rules and regulations as it deems necessary for the proper administration of the Plan and make such determinations and take such action in connection with the Plan as it deems necessary.
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5.   AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN IN WHOLE OR IN PART

The Committee may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan provided that such discontinuance or amendment shall not materially adversely affect any rights with respect to any pay period which has already commenced.

6.   MISCELLANEOUS

Neither the action of the Company in establishing the Plan nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any employee the right to be retained in the employ of the Company, its subsidiaries or affiliates.

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